Exhibit 99.1

JCPenney Welcomes Jill Soltau as Chief Executive Officer

PLANO, Texas - (Oct. 2, 2018) - The J. C. Penney Company, Inc. (NYSE: JCP) Board of Directors today announced the appointment of Jill Soltau as Chief Executive Officer and a member of the Board of Directors, effective Oct. 15, 2018. Soltau is a 30-year retail veteran who most recently served as President and CEO of JOANN Stores, the nation’s largest fabric and crafts retailer, after serving as President of Shopko Stores.

“Jill stood out from the start among an incredibly strong slate of candidates,” said Paul J. Brown, JCPenney board director and chairman of the search committee. “As we looked for the right person to lead this iconic Company, we wanted someone with rich apparel and merchandising experience and found Jill to be an ideal fit. Not only is she an established CEO and former chief merchant, her depth of experience in product development, marketing, e-commerce and store operations have been an important basis for the turnaround work she spearheaded at prior companies.”

Ms. Soltau most recently served as CEO of JOANN Stores, a specialty retailer that offers fabrics and crafting supplies in over 850 stores in 49 states. A highly accomplished retail merchant and former general merchandise manager, she was brought to JOANN Stores to reinvigorate the brand and bolster its market position through a consumer-centric approach that offers compelling assortments, helpful advice and memorable experiences to be digitally shared with others. Under her leadership, the company has undergone a revitalization of branding, expanded digital and omnichannel capabilities and forged strategic partnerships to build meaningful relationships with its customers.

Before JOANN Stores, Ms. Soltau spent eight years at Shopko, most recently as President after serving as Executive Vice President and Chief Merchandising Officer. She joined Shopko Stores in 2007 earning various executive positions of increasing responsibility to include Senior Vice President and General Merchandise Manager over apparel and accessories. Prior to her tenure at Shopko, Ms. Soltau held several senior level positions in merchandising, planning and private brand management at Sears and Kohl’s, after starting her career with Carson Pirie Scott, which was later acquired by Saks Inc.

“JCPenney is a quintessential American brand with a strong and loyal customer base, and I couldn’t be prouder to lead such an iconic retailer,” said Soltau. “I am highly passionate about the customer and I spent my entire career focused on the needs of a value-based consumer by researching, understanding and meeting her expectations for style, quality and inspiration. Every position I’ve held has prepared me for this role, and I couldn’t be more excited to meet the talented and hard-working JCPenney teams and get to work.”

“I am delighted to welcome Jill to the JCPenney family. She is a strategic, customer-focused leader with a demonstrated track record of enhancing profitability and delivering results. Jill has the talent and passion to revitalize the business and position the Company for growth,” said Ronald W. Tysoe, chairman of the board. “Additionally, I would like to extend my deepest gratitude to Therace Risch, executive vice president, chief information and digital officer, and Mike Robbins, executive vice president of private brands and supply chain, for graciously serving in the Office of the CEO. Their loyalty and service will continue to be a valuable asset as they resume their respective leadership functions within the Company.”

To download a copy of this news release, as well as Soltau’s headshot, please visit https://www.jcpnewsroom.com/news-releases/2018/1002_welcomes_jill_soltau_as_chief_executive_officer.html

JCPenney Corporate Communications & Public Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

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